Exhibit 99.1

CIMA LABS Receives Proposal from Cephalon, Inc. for Alternative Transaction
Thursday August 21, 10:28 am ET

EDEN PRAIRIE, Minn.—(BUSINESS WIRE)—Aug. 21, 2003—CIMA LABS INC. (NASDAQ NMS: CIMA — News) today announced that it has received a letter from Cephalon, Inc. (NASDAQ NMS: CEPH — News) proposing an alternative transaction to the proposed merger of CIMA with aaiPharma Inc. (NASDAQ NMS: AAII — News) announced earlier this month.

According to the letter, Cephalon’s board of directors has authorized Cephalon to propose an alternative transaction in which Cephalon would acquire all of CIMA’s outstanding shares at a price of $26 per share in cash. The letter states that, subject to the satisfactory completion of confirmatory due diligence, Cephalon would be prepared to enter into a definitive merger agreement providing for a tender offer followed by a merger.

The board of directors of CIMA will meet along with its advisors to consider this proposal. CIMA’s agreement with aaiPharma does not permit CIMA to enter into negotiations with Cephalon concerning a proposed alternative transaction unless the CIMA board of directors concludes in good faith, after receiving advice from its advisors and taking into account all legal, financial, regulatory and other aspects of Cephalon’s proposal including the likelihood of the consummation of such proposed transaction, that the proposed transaction is more favorable to the CIMA stockholders than the transaction with aaiPharma.

About CIMA LABS INC.

CIMA develops and manufactures prescription and over-the-counter products based upon its proprietary, oral disintegration drug delivery technologies, OraSolv® and DuraSolv®. Based on its technologies, an active drug ingredient, which the Company frequently taste-masks, is formulated into a new, orally disintegrating dosage form that dissolves quickly in the mouth without chewing or the need for water. CIMA’s business involves a dual operating strategy. The Company develops and manufactures orally disintegrating versions of drugs for pharmaceutical company partners for whom CIMA currently produces three branded prescription pharmaceuticals and three over-the-counter brands. CIMA also is developing proprietary products utilizing its oral disintegration technologies, as well as its new OraVescent® enhanced absorption, transmucosal drug delivery system.

Contact:

CIMA LABS INC. James Hawley, 952-947-8700 jim.hawley@cimalabs.com or Sharon Merrill Associates, Inc. Ehren Lister, 617-542-5300 elister@invetorrelations.com